Exhibit 10.5

BRIGHTMAIL, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of March 11, 2002, by and between Brightmail, Inc., a California corporation (the “Company”), and Enrique Salem (the “Executive”).

WHEREAS, the Company desires to employ the Executive effective as of a date no later than April 15, 2002 (the “Effective Date”) and the Executive desires to accept employment with the Company to commence on the Effective Date, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and the Executive agree as follows:

1. Employment and Duties. The Executive’s term of employment under this Agreement shall commence on the date hereof. The period of time during which the Executive is employed by the Company is referred to herein as the “Employment Period.” During the Employment Period, the Executive will serve as the President and Chief Executive Officer of the Company. The duties and responsibilities of the Executive shall include the duties and responsibilities for the Executive’s corporate offices and positions as set forth in the Company’s bylaws from time to time in effect and such other duties and responsibilities as the board of directors of the Company (the “Board of Directors”) may from time to time reasonably assign to the Executive, in all cases to be consistent with the Executive’s corporate offices and positions. The Executive shall perform faithfully the executive duties assigned to him to the best of his ability. At the next meeting of the Board of Directors, the Executive will be nominated to serve as a director of the Company, and, if elected, the Executive shall serve in such capacity without additional compensation.

2. At-Will Employment. The Company and the Executive agree and acknowledge that the Executive’s employment with the Company constitutes “at-will” employment and that this Agreement may be terminated at any time for any reason or no reason by the Company or the Executive, subject to the severance provisions set forth in Section 10 herein.

3. Place of Employment. The Executive’s services shall be performed at the Company’s principal executive offices in San Francisco, California. The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

4. Base Salary. For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Employment Period a base salary (the “Base Salary”) at an annualized rate of $240,000. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices. The Company agrees to review the Base Salary at least annually and to make such increases therein as the Board of Directors may approve.

5. Bonus. Beginning with the Company’s 2002 fiscal year and for each fiscal year thereafter during the Employment Period, the Executive will be eligible to receive an annual bonus (the “Bonus”) of up to 50% of the Executive’s Base Salary for such fiscal year (which for 2002 shall be pro rata based upon the Effective Date) based upon certain criteria to be mutually agreed upon by the

Executive and the Board of Directors including revenue and profitability targets and other organizational milestones. One-half of the Bonus shall be based upon annual criteria and shall be paid after the end of each fiscal year, and the other one-half of the Bonus shall be based upon quarterly criteria and shall be paid after the end of each fiscal quarter. On or before 90 days from the Effective Date, the Executive shall prepare and submit for the Board of Directors’ approval, a management bonus program that will include the terms and conditions of the Executive’s Bonus opportunity. The Bonus payable hereunder shall be payable yearly in accordance with the Company’s normal practices and policies.

6. Stock Options.

(a) Initial Option. Effective as of the Effective Date, the Company shall grant the Executive an option (the “Initial Option”) to purchase 2,219,274 shares of the Company’s common stock (the “Initial Option Shares”), which equals seven per cent of the Company’s fully-diluted capitalization as of the date hereof, at an exercise price equal to the fair market value of the Company’s common stock on the date that the Initial Option is granted. One-fourth (1/4) of the Initial Option Shares shall vest and become exercisable on the one-year anniversary of the Effective Date. One-forty-eighth (1/48) of the Initial Option Shares shall vest and become exercisable on the first day of each month after the one-year anniversary of the Effective Date. The Executive may exercise the Initial Option (and any additional option grant, if any), to the extent vested, for twelve months after his termination as an employee of the Company; provided, however, that if the Executive is terminated for Cause (as defined in Section 10(c)(i) below), then the Executive may exercise the Initial Option (and any additional option grant, if any), to the extent vested, for 90 days after his termination as an employee of the Company. In no event may the Executive exercise his Initial Option (and any additional option grant, if any) later than ten-year term/expiration date of the Initial Option.

(b) Acceleration of Option Upon Change of Control.

(i) Upon a Change of Control (as defined below), one-fourth (1/4) of the Initial Option Shares shall vest and become exercisable on the effective date of the Change of Control; provided, however, that the foregoing clause shall not result in more than 100% of the Initial Option Shares becoming vested. Thereafter (but subject to Section 6(c)(ii)), one-forty-eighth (1/48) of the Initial Option Shares shall vest and become exercisable and the beginning of each full month after the effective date of the Change of Control.

(ii) If within six months after any Change in Control, either (1) the Executive’s employment is terminated by the Company or a successor to the Company without Cause (as defined in Section 10 below and which does not include termination following the Executive’s death or Disability) or (2) a Constructive Termination (as defined in Section 10 below) of the Executive is deemed to have occurred, then 100% of the Initial Option Shares will become fully vested and exercisable on the date of termination.

(iii) The acceleration of vesting set forth in Sections 6(b)(i) and 6(b)(ii) shall apply similarly to any additional option grant, if any, granted to the Executive.

(iv) For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (1) the sale, lease or other disposition of all or substantially all of the assets of the Company or (2) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, excluding any consolidation or merger effected exclusively to change the domicile of the Company.

(c) Other Provisions. The Initial Option and each Additional Option, if any, shall be granted under the Company’s 1998 Stock Option Plan (the “Stock Plan”), and except as expressly provided otherwise in this Section 6, the Initial Option shall be subject to the terms and conditions of the Stock Plan and form of option agreement; provided, however, that the Company’s Board of Directors may, in its discretion, grant the Initial Option and/or the Additional Option, if any, outside of the Stock Plan, and any such Options shall include such other terms as the Board of Directors may specify that are not inconsistent with the terms hereof.

7. Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive during the Employment Period (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures.

8. Other Benefits. During the Employment Period, the Executive shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.

9. Other Activities. The Executive shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. The Executive shall not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the Employment Period, nor will the Executive engage in any other activities that conflict with his obligations to the Company. However, the Executive may devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Board of Directors, to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this section.

10. Termination of Employment and Severance Benefits.

(a) Termination of Employment. This Agreement may be terminated at any time, without notice, upon the occurrence of any of the following events:

(i) the Company’s determination that it is terminating the Executive for Cause (as defined in Section 10(c)(i) below) (“Termination for Cause”);

(ii) the Company’s determination that it is terminating the Executive without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii) the effective date of a written notice sent to the Company from the Executive stating that the Executive is electing to terminate his employment with the Company (“Voluntary Termination”);

(iv) a change in the Executive’s status such that a Constructive Termination (as defined in Section 10(c)(ii) below) has occurred; or

(v) following the Executive’s death or Disability (as defined in Section 10(c)(iii) below).

(b) Severance Benefits. The Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 10(b):

(i) Voluntary Termination. If the Executive’s employment terminates by Voluntary Termination under Section 10(a)(iii), then the Executive shall not be entitled to receive payment of any severance benefits. The Executive will receive payment for all salary and unpaid vacation accrued as of the date of the Executive’s termination of employment, and the Executive’s benefits will be continued only under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(ii) Involuntary Termination.

(1) If the Executive’s employment is terminated under Section 10(a)(ii) (Termination Without Cause) or Section 10(a)(iv) (Constructive Termination) (collectively referred to herein as “Involuntary Termination”), the Executive will be entitled to receive payment of severance benefits equal to the Executive’s regular monthly salary for the Severance Period (which is defined below). Such payments shall be made ratably over the Severance Period according to the Company’s standard payroll schedule. Health insurance benefits with the same coverage provided to the Executive prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company’s cost over the Severance Period.

(2) The “Severance Period” shall mean the following: (A) the twelve-month period following the date of an Involuntary Termination, if such Involuntary Termination occurs within six months after a Change in Control, or (B) the six-month period following the date of an Involuntary Termination, if such Involuntary Termination occurs at any point in time other than that set forth in clause (A) of this sentence. In the case of clause (A) of the previous sentence, the Severance Period shall cease (earlier than twelve months after the date Involuntary Termination) on the date on which the Executive finds full-time employment, part-time employment, or some combination thereof pursuant to which the Executive works or is paid for an equivalent of at least 30 hours per week; provided, however, that in no event shall the Severance Period be less than six months.

(iii) Termination for Cause. If the Executive’s employment is terminated for Cause under Section 10(a)(i), then the Executive shall not be entitled to receive payment of any severance benefits. The Executive will receive payment for all salary and unpaid vacation accrued as of the date of the Executive’s termination of employment, and the Executive’s benefits will be continued only under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(iv) Termination by Reason of Death or Disability. In the event that the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability under Section 10(a)(v), the Executive or the Executive’s estate or representative will receive all salary and unpaid vacation accrued as of the date of the Executive’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, the Executive’s estate or representative will receive the amount of any bonus to which the Executive would have been entitled for the fiscal year in which the death or Disability occurs to the extent that the bonus has been earned as of the date of the Executive’s death or Disability, as determined by the Board of Directors based on the specific corporate and individual performance targets established for such fiscal year.

(c) Definitions.

(i) Cause. For purposes of this Agreement, “Cause” for the Executive’s termination will exist at any time after the happening of one or more of the following events: (1) conviction of any felony or any crime involving moral turpitude or dishonesty; (2) participation in a fraud or act of dishonesty against the Company; (3) conduct that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates gross unfitness to serve; or (4) intentional, material violation of any contract between the Company and the Executive or any statutory duty of the Executive to the Company that is not corrected within thirty (30) days after written notice thereof. Physical or mental disability shall not constitute “Cause.”

(ii) Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall be deemed to occur if the Executive elects to terminate his employment voluntarily within the 60-day period immediately following the occurrence of one or more of the following events: (1) a material adverse change in the Executive’s title or responsibilities causing such position or responsibilities to be of materially reduced stature or responsibility; (2) a reduction of the Executive’s Base Salary; or (3) the relocation of the Executive to a facility or location more than 50 miles from the Company’s current location, without the Executive’s express written consent. Clause (1) of the foregoing definition of Constructive Termination shall not include any or all of the following that occur after a Change of Control: (A) the removal of the Executive from the Board of Directors; (B) the failure of the Executive to be named to the board of directors of a successor company; or (C) a change in position and/or responsibilities from Chief Executive Officer to general manager (or other similar title), as long as such new position is a direct report to the chief executive officer or president of the successor company and as long as such new responsibilities include being directly responsible for the product management, marketing and engineering organizations relating to the specific business and product of the Company.

(iii) Disability. For purposes of this Agreement, “Disability” shall mean that the Executive, at the time notice is given, is unable to perform the essential duties hereunder with or without reasonable accommodation as the result of his incapacity due to physical or mental illness, and such inability continues for at least 60 consecutive calendar days or 90 calendar days during any consecutive twelve-month period, if shorter, after its commencement.

11. Proprietary Information. During the Employment Period and thereafter, the Executive shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. As an express condition of the Executive’s employment with the Company, the Executive agrees to execute the Company’s Invention Assignment and Proprietary Information Agreement in substantially the form attached hereto as Exhibit A (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during the Executive’s employment at the Company, and which prohibits the disclosure of proprietary information. Similarly, the Executive agrees not to bring any third party confidential information to the Company, including that of the Executive’s former employers, and that in performing his duties for the Company, the Executive will not in any way utilize any such information.

12. Company Handbook. The Executive agrees to sign an acknowledgment that the Executive has read and understands the Company’s rules of conduct, which are included in the Company Handbook.

13. Disclosure of Agreements. The Executive shall disclose to the Company any and all agreements relating to his prior employments that may affect his eligibility to be employed by the Company or limit the manner in which the Executive may be employed. It is the Company’s understanding that any such agreements will not prevent the Executive from performing the duties of his position, and the Executive represents that such is the case.

14. Non-Solicit. The Executive covenants and agrees with the Company that during his employment with the Company and for a period expiring one year after the date of termination of such employment, he will not solicit any of the Company’s then-current employees to terminate their employment with the Company or to become employed by any firm, company or other business enterprise with which the Executive may then be connected.

15. Compliance with Immigration Law. For purposes of federal immigration law, the Executive will be required to provide to the Company documentary evidence of the Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three business days of the Executive’s date of hire, or this Agreement may be terminated without triggering any severance benefits pursuant to Section 10(b)(ii).

16. Right to Advice of Counsel. The Executive acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement.

17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within ten days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such ten-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator’s name and address within fifteen days after the end of such ten-day period, and the two arbitrators so selected shall select a third arbitrator within ten days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute. Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction. Punitive damages shall not be awarded.

18. Absence of Conflict. The Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

19. Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns (including successors to the Company by virtue of a Change in Control). This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, however, that such assignment will not relieve the Company of its obligations hereunder. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

20. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Mr. Enrique Salem 409 Dalewood Dr. Orinda, CA 94563

If to the Company:	Brightmail, Inc. 301 Howard St., 18th Floor San Francisco, CA 94105 Attn: Chief Financial Officer

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this section. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

21. Integration. This Agreement, the Confidentiality Agreement and the attached offer letter (which offer letter includes the last date by which the Executive must sign and deliver this Agreement) represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral (except with respect to the Executive’s stock options, which are governed by the Stock Plan and the Executive’s stock option agreement, except as expressly provided herein). No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

22. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

23. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

24. Headings. The headings of the sections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

25. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California.

26. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

BRIGHTMAIL, INC.:

By:	/s/ Eric Spivey

Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Enrique Salem

Enrique Salem

Exhibit A

Invention Assignment and Proprietary Information Agreement